Exhibit 99.1

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

FOR RELEASE – November 16 – 7:00 am (EST)

AETI Announces Third Quarter Results

HOUSTON, November 16, 2015 - American Electric Technologies, Inc. (NASDAQ: AETI), a leading provider of power delivery solutions for the global energy industry, today announced its third quarter 2015 financial results.

The Company reported consolidated revenue of $13.8 million for the quarter, up 12% from $12.3 million in the second quarter, but down from $14.3 million in the third quarter of 2014.

Gross margins increased to 19% during the quarter from 17% in Q2 of this year and up from 3% in Q3 of 2014. Gross margins in the third quarter of 2014 were adversely affected by project cost overruns and delays on several customer projects related to new product introductions and ramp up of the Company’s expanded manufacturing operations in Beaumont, Texas. Those projects were all completed in Q4 2014.

“We were pleased by the continued improvements in both revenue and gross margin in Q3 compared with Q2,” said Charles Dauber, AETI chief executive officer.

The Company reported net income attributable to common shareholders of $0.12 million, down from the $0.46 million reported in the second quarter but up from the $2.09 million loss in the 3rd quarter of 2014.

Basic earnings per share were $0.01 for the quarter, down from $0.06 in Q2 of 2015 and up from a loss of ($0.26) in the third quarter of 2014. The common stock equivalents from convertible instruments were anti-dilutive.

The Company reported EBITDA, a non-U.S. GAAP measure, from continuing operations of $0.42 million, down from $0.74 million in Q2 2015 but up from the loss of $1.76 million in Q3 of 2014. A reconciliation of this non-GAAP measure to our net income is set forth in the financial statements below.

The Company reported a backlog of $8.84 million for the third quarter of 2015 which is down from the $16.51 million reported for the second quarter. Approximately $4 million of the backlog reduction was caused by the cancellation of an oil-related onshore production project with a major oil company.

“In Q3, we saw the impact of continued declining oil prices resulting in delayed orders in our midstream market sector, and therefore had lower backlog for the quarter,” said Dauber.

On November 11, 2015, the Company announced the hiring of Mark Haubert as the new Senior Vice President of Sales and Marketing for its M&I Electric business. Mr. Haubert has over 25 years of sales leadership in the energy industry and had successfully led sales and marketing teams at companies such as EMS USA, Inc., an energy services firm for the upstream, midstream and downstream oil & gas markets, and Express Energy Services where he led significant revenue growth and market penetration. Mr. Haubert has also held sales and leadership roles at Baker Hughes, Cameron, and Schlumberger.

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

“We are excited to bring Mark on board to help the Company focus on growth opportunities in our energy markets including midstream natural gas, refining/petrochemical and other process industries, and in the power generation markets,” said Dauber. “We also see opportunities in select international markets for drilling power and control systems and believe that our global sales focus on field services can help our customers succeed through this downturn.”

As part of its focus on building market share in its target markets, the Company recently announced its new IntelliSafe™ Medium Voltage Arc-resistant switchgear. IntelliSafe enables customers to maximize protection against arc-flash hazards and improve power reliability. IntelliSafe addresses key challenges with existing solutions on the market, and meets or exceeds all industry specifications including the Process Industry Practice (PIP specifications).

“We believe IntelliSafe really sets a new market standard for Arc-resistant switchgear and the initial customer reaction has been very positive,” said Dauber.

In addition to its focus on operational improvements and strategic sales and marketing initiatives, the Company is also focused on aggressively managing costs and cash.

“We have taken actions during the first nine months of 2015 to mitigate the downturn in the energy market on our business, and we will continue to evaluate our cost structure and make further adjustments as required. We have improved our working capital position through active management of our balance sheet to maximize our financial position and we will make further adjustments as required to adjust to market conditions. Despite the challenges certain segments of our markets are experiencing, we still expect demand for our products to increase over the long term and believe we have positioned the Company well for market success in the future,” said Dauber.

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Conference Call

AETI will conduct a conference call at 10 a.m. EST on November 16, 2015 to discuss the results with analysts, investors and other interested parties. Individuals who wish to participate in the conference call should dial 888-516-2411 passcode 757481 in the United States and Canada. International callers should dial +1-719-457-1510 passcode 757481.

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American Electric Technologies, Inc. (NASDAQ:AETI) is a leading provider of power delivery solutions to the global energy industry. AETI offers M&I Electric™ power distribution and control products, electrical services, and construction services.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas; Bay St. Louis, Mississippi; and Macaé and Rio de Janeiro, Brazil. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China and Singapore. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning anticipated future domestic and international demand for our products, and other future plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 30, 2015. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.

Investor Contact:

American Electric Technologies, Inc.

713-644-8182

investorrelations@aeti.com

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

American Electric Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Unaudited

(in thousands, except share and per share data, percentages calculated on total sales)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$13,780	$14,283	$41,393	$43,561
Cost of sales	11,219	13,788	34,505	38,603

Gross profit	2,561	495	6,888	4,958
Operating expenses:
Research and development	276	425	504	651
Selling and marketing	546	617	1,642	1,850
General and administrative	1,523	1,640	4,046	3,995

Total operating expenses	2,345	2,682	6,192	6,496

Income (loss) from consolidated continuing operations	216	(2,187)	696	(1,538)
Net equity income from foreign joint ventures’ operations:
Equity income from BOMAY	302	285	758	1,793
Equity income (loss) from MIEFE	(77)	65	(133)	139
Equity income from AAG	—	—	—	2
Foreign joint ventures’ operations related expenses	(103)	(122)	(310)	(412)

Net equity income from foreign joint ventures’ operations	122	228	315	1,522

Income (loss) from consolidated continuing operations and net equity income from foreign joint ventures’ operations	338	(1,959)	1,011	(16)

Other income (expense):
Interest expense and other, net	(93)	(23)	(157)	(56)
Foreign transaction gain (loss)	(134)	—	—	—

Continuing operations income (loss) before income taxes	111	(1,982)	854	(72)
Provision for (benefit from) income taxes on continuing operations	(93)	—	(171)	—

Net income (loss) from continuing operations	204	(1,982)	1,025	(72)

Discontinued operations income (loss)	—	(21)	—	(2,673)
Provision for income taxes on discontinued operations	—	—	—	—

Net income (loss) from discontinued operations	—	(21)	—	(2,673)

Net income (loss) before dividends on redeemable convertible preferred stock	204	(2,003)	1,025	(2,745)
Dividends on redeemable convertible preferred stock	(87)	(86)	(261)	(258)

Net income (loss) attributable to common stockholders	$117	$(2,089)	$764	$(3,003)

Earnings (loss) from continuing operations per common share:
Basic	$0.01	$(0.25)	$0.09	$(0.04)
Diluted	$0.01	$(0.25)	$0.08	$(0.04)
Weighted - average number of continuing operations shares outstanding:
Basic	8,252,396	8,180,970	8,236,212	8,137,133
Diluted	8,252,396	8,180,970	9,277,929	8,137,133
Loss per common share from discontinued operations:
Basic and diluted	$—	$(0.01)	$—	$(0.33)
Total earnings (loss) per common share:
Basic	$0.01	$(0.26)	$0.09	$(0.37)
Diluted	$0.01	$(0.26)	$0.08	$(0.37)
Weighted - average number of common shares outstanding:
Basic	8,252,396	8,180,970	8,236,212	8,137,133
Diluted	8,252,396	8,180,970	9,277,929	8,137,133

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

American Electric Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2015	December 31,
	(unaudited)	2014
Assets
Current assets:
Cash and cash equivalents	$9,168	$3,550
Accounts receivable-trade, net of allowance of $204 and $315 at September 30, 2015 and December 31, 2014	8,017	11,877
Inventories, net of allowance of $120 and $73 at September 30, 2015 and December 31, 2014	1,470	2,769
Cost and estimated earnings in excess of billings on uncompleted contracts	2,846	2,989
Prepaid expenses and other current assets	286	750

Total current assets	21,787	21,935
Property, plant and equipment, net	8,135	8,373
Advances to and investments in foreign joint ventures	11,191	12,054
Intangibles	218	236
Other assets	311	6
Long-term assets held for sale	650	650

Total assets	$42,292	$43,254

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,695	$6,447
Accrued payroll and benefits	877	1,145
Other accrued expenses	888	640
Billings in excess of costs and estimated earnings on uncompleted contracts	1,014	1,983
Revolving line of credit	1,500	—
Current portion of long-term note payable	267	222
Other current liabilities	95	150

Total current liabilities	9,336	10,587
Long-term note payable	3,578	3,778
Deferred compensation	301	290
Deferred income taxes	2,879	3,046

Total liabilities	16,094	17,701

Convertible preferred stock:
Redeemable convertible preferred stock, Series A, net of discount of $683 at September 30, 2015 and $719 at December 31, 2014; $0.001 par value, 1,000,000 shares authorized, issued and outstanding at September 30, 2015 and December 31, 2014	4,317	4,281
Stockholders’ equity:
Common stock; $0.001 par value, 50,000,000 shares authorized, 8,252,563 and 8,185,323 shares issued and outstanding at September 30, 2015 and December 31, 2014	8	8
Treasury stock, at cost 131,928 shares at September 30, 2015 and 111,640 shares at December 31, 2014	(792)	(722)
Additional paid-in capital	11,743	11,418
Accumulated other comprehensive income	441	851
Retained earnings; including accumulated statutory reserves in equity method investments of $2,605 and $2,100 at September 30, 2015 and December 31, 2014	10,481	9,717

Total stockholders’ equity	21,881	21,272

Total liabilities, convertible preferred stock and stockholders’ equity	$42,292	$43,254

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

American Electric Technologies, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

Computation of Earnings on Continuing Operations , Including Net Equity Income from Foreign Joint Ventures, Before Interest,

Dividends, Taxes, Depreciation and Amortization (“EBITDA”)

Unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss) attributable to common stockholders	$117	$(2,089)	$764	$(3,003)
Add: Discontinued operations income (loss)	—	21	—	2,673
Depreciation and amortization	214	198	673	457
Interest expense and other, net	93	23	157	56
Provision for (benefit benefit) for income taxes	(93)	—	(171)	—
Dividend on redeemable preferred stock	87	86	261	258

EBITDA	$418	$(1,761)	$1,684	$441

The Company is disclosing EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results. For more discussion of the use and limitations of EBITDA, see the 2014 10-K which was filed on March 30, 2015.